Putnam Tax Free High Yield Fund, Semi Annual Report, 1/31/07



Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2007 Putnam Management has
assumed $278 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1 (000s omitted)		Class A	30,940
					Class B	 3,202
					Class C	   428

72DD2 (000s omitted)		Class M	   262

73A1					Class A	0.312988
					Class B	0.272064
					Class C	0.261654

73A2					Class M	0.294490

74U1	(000s omitted)		Class A	  97,927
					Class B	  10,541
					Class C	   1,606

74U2	(000s omitted)		Class M	    880


74V1					Class A	13.06
					Class B	13.08
					Class C	13.06

74V2					Class M	13.06
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.